EXHIBIT 23.3
Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 19, 1998 included in Kenan Transport Company's Form 10-K for the year ended December 31, 1997 and to all references to our Firm included in this registration statement.





/s/ Arthur Andersen LLP

Raleigh, North Carolina
July 28, 1998